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                                                                  Exhibit 4.4(l)

                                 AMENDMENT NO. 3
                                     TO THE
                           CENTRAL FREIGHT LINES, INC.
                  EMPLOYEES PROFIT SHARING AND RETIREMENT PLAN

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                  This Amendment No. 3 to the Central Freight Lines, Inc.
Employees Profit Sharing and Retirement Plan (the "Plan") is made and executed this 27 day of February, 1997, generally effective as of January 1, 1997, by Viking Freight, Inc. (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Plan was amended and restated in its entirety generally effective as of January 1, 1994;

                  WHEREAS, the Plan was merged into the Caliber System, Inc. 401(k) Savings Plan as of October 1, 1996;

                  WHEREAS, Section 11.03 of the Plan sets forth the provisions whereby the Plan may be amended;

                  WHEREAS, the Company is the corporate successor by merger to Central Freight Lines, Inc.; and

                  WHEREAS, the Company desires to amend the Plan in order to reflect the corporate succession and change in sponsorship of the Plan from Central Freight Lines, Inc. to the Company.

                  NOW, THEREFORE, in consideration of the above premises, the Company amends the Plan as follows:



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                           Following the merger of Central Freight Lines, Inc.
         into Viking Freight, Inc. (the "Company") as the Southwestern Division of the Company ("Viking Southwestern"), it is the intent of the Company to continue the Plan as a portion of the Caliber System, Inc. 401(k) Savings Plan for the benefit of employees and former employees of Viking Southwestern only. Accordingly, on and after January 1, 1997,
         (a) an Employee or former Employee of Viking Southwestern who was a Participant in the Plan as of December 31, 1996 will continue as a Participant in the Plan as long a portion of the Trust Fund is credited to his Account and held for his benefit by the Trustee, (b) only Employees of Viking Southwestern are eligible to become Participants in the Plan, (c) only Employees of Viking Southwestern may make Participant Contributions to the Plan, (d) Employer Contributions will be made by the Company, (e) Employer Contributions will be allocated in accordance with the Plan only to Participants who were Employees of Viking Southwestern during the Plan Year for which such Contribution is made, (f) the Plan Administrator of the Plan will be the Company, and
         (g) the Plan Administrator will interpret all provisions of the Plan in a manner consistent with the intent of this Amendment.


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                  IN WITNESS WHEREOF, the Company has caused this Amendment No.
3 to be executed by its duly appointed officer.

In the presence of:                           VIKING FREIGHT, INC.

/s/ William Slabaugh                          By: /s/ R.G. Marticke
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                                                  Title:

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Dated: /s/ Feb 27, 1997
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